Unofficial Translation

Exhibit 10.35

Gas Station Lease Agreement

Party A: Shaanxi Highway Service Co. Ltd.

Party B: Xi’an Baorun Industrial Development Co., Ltd.

This contract is made by and between Party A and Party B based on the principle of equality, mutual benefits and good faith discussion and pursuant to Contract Law of the People's Republic of China. The two parties agreed the following:

1.
Party A agrees to lease 4 gas stations to Party B for operation. Two of them are located in Xihan Highway (from Xi’an to Hanzhong city) Yang County area and take 2200㎡, have 5×100=500m3 storage capacity and 4×4 refueler respectively; and two of them are located in Xiyu Highway Cheng County area, take 2000㎡, have 5×100=500m3 storage capacity, and 6×2 refueler respectively.

2.	The lease term is fifteen years (from June 1, 2008 to May 31, 2023).

3.	The annual rent for each gas station is three million Yuan including the land use right, buildings, other facilities and operating right.

4.
Party A shall deliver relative documents or licenses to Party B in one week after signing the Agreement. Party B shall pay off the rent for five-year in two months after receiving all of the required documents. Party B shall pay the rent every five years till the termination of this Agreement.

5.
Party A has the ownership of the gas stations and Party B shall own the income during the operation. Without the approval of Party B, Party A shall not transfer, re-lease or pledge these four gas stations to any third party. Party B has the priority leasing and purchasing rights for the four gas stations.

6.
During the term of the Agreement, Party A shall be responsible for handling all kinds of outside relations to provide Party B favorable operation conditions. If Party B cannot conduct the normal operation for the reason of Party A, Party A shall indemnify Party B for all loss and damages for this.

7.	Party B shall operate the gas stations independently, be responsible for its own profits and losses and pay the tax upon relative regulations.

8.
During the term of this Agreement, Party B’s modification or expansion of the gas stations is subjected to Party A’s approval. Party A shall bear the expenses. After the Agreement expires, Party A may dispose the facilities purchased by it.

9.	Party A shall undertake the debts before Party B’s operation and Party B shall bear the debts after operating the gas stations.

10.	During this Agreement, if Party B cannot operate the gas stations for the reason of public policy Party A shall refund the unexpended portion that Party B has paid to Party B.

11.	If this Agreement expires and Party B has no intent to renew Party B shall deliver all of the documents and licenses to Party A in thirty days.

12.	If there are any matters not covered by this Agreement, parties hereto may negotiate it in an amendment. The amendment to this Agreement has the same validity as this Agreement.

13.	The Agreement is in duplicate and each Party shall hold one copy. The Agreement is effective upon signing by the two parties hereto.

Party A: Shaanxi Highway Service Co. Ltd. (Seal)

(By legal representative): /s/

Party B: Xi’an Baorun Industrial Development Co., Ltd. (Seal)

(By legal representative): /s/

Dated: May 20, 2008